UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 18, 2014

(Date of earliest event reported)

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

Delaware	001-13053	81-0480654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana		59102
(Address of principal executive offices)		(Zip Code)

(406) 373-8700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2014, Stillwater Mining Company (the “Company”) entered into a Master Goods and Services Agreement (the “Services Agreement”) and related Precious Metals Supply Agreement (the “Supply Agreement” and together with the Services Agreement, the “Agreements”) with Johnson Matthey Inc. (“Johnson Matthey”), with whom the Company has a long standing relationship whereby Johnson Matthey has performed refining services for the Company and the Company has supplied precious metals to Johnson Matthey. Under the Agreements, Johnson Matthey has an exclusive five-year right to refine all of the PGM filter cake the Company produces at its Columbus, Montana facilities. Johnson Matthey also has the right to purchase all of the Company’s mine production of palladium and platinum at competitive market prices (with the exception of platinum sales under the Company’s existing sales agreement with Tiffany & Co., which are specifically excluded from the Supply Agreement) and has the right to bid for any recycling volumes the Company has available. Other provisions of the Agreements include a good-faith effort by Johnson Matthey to assist in growing the Company’s recycling volumes, appropriate sharing of market intelligence to the extent permitted by law, and a cooperative effort to evaluate and possibly develop new technologies. The Company also has the ability to terminate the Supply Agreement on 180 days’ notice and the Services Agreement after four years, in either case subject to payment of an additional fee per troy ounce to Johnson Matthey upon the terms of such agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 22, 2014	STILLWATER MINING COMPANY

	By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary